Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN SHAREHOLDERS CELEBRATE RECORD RESULTS IN FISCAL 2014

Directors Elected; Executive Compensation Approved; Dividend Declared

LOUISVILLE, KY, JULY 24, 2014 – Brown-Forman Corporation’s shareholders met today at the regularly scheduled annual meeting of shareholders and celebrated fiscal 2014’s record results, one of the company’s most successful years in its 144-year history. During the meeting, shareholders elected the following individuals to serve on the company’s Board of Directors for the coming year: Joan C. Lordi Amble; Patrick Bousquet-Chavanne; Geo. Garvin Brown IV; Martin S. Brown, Jr.; Bruce L. Byrnes; John D. Cook; Sandra A. Frazier; Michael J. Roney; Dace Brown Stubbs; Michael A. Todman; Paul C. Varga; and James S. Welch, Jr.

Garvin Brown, chairman of the Board of Directors, chaired the annual meeting. He thanked the company’s shareholders for their continued support and congratulated Paul Varga, his leadership team, and all other Brown-Forman employees for their contributions to another year of outstanding results in fiscal 2014.

Brown also welcomed two new members to the Board of Directors: Michael Todman, who was nominated to serve on the Board in June of 2014; and Michael Roney, who joined the Board in March of 2014 and attended his first annual shareholders meeting today.

In a nonbinding advisory vote, shareholders approved the compensation of the company’s Named Executive Officers named in the proxy statement.

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BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210 E-MAIL: BROWN-FORMAN@B-F.COM WWW.BROWN-FORMAN.COM

Paul Varga, chairman and CEO, discussed the company’s strong performance in fiscal 2014 and over the last decade, noting that Brown-Forman’s underlying operating income growth far exceeded the rate of growth of its industry and other relevant benchmarks, and that the company’s 22% Return on Invested Capital was also at the top of the distilled spirits industry. “These consistently strong results were led by the remarkable Jack Daniel’s trademark, our portfolio skew to premium North American whiskey, and the continued globalization of our company.”

Varga continued, “We delivered yet another strong year of returns for our shareholders in fiscal 2014, which helped drive total shareholder return of 17% per year over the last decade, more than twice the S&P 500.” He paid tribute to Brown-Forman’s 4,200 employees worldwide in producing these stellar results.

In a subsequent meeting, the Board of Directors approved a regular quarterly cash dividend of 29 cents per share on Class A and Class B Common Stock. Stockholders of record on September 8, 2014, will receive the cash dividend on October 1, 2014. With this dividend, Brown-Forman will have paid regular quarterly cash dividends for 69 consecutive years. The company has also increased the regular cash dividend for 30 consecutive years.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee Honey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve. Brown-Forman’s brands are supported by nearly 4,200 employees and sold in more than 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

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BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210 E-MAIL: BROWN-FORMAN@B-F.COM WWW.BROWN-FORMAN.COM